As filed with the U.S. Securities and Exchange Commission on November 12, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Liminal BioSciences Inc.

(Exact name of Registrant as specified in its charter)

Canada	2834	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

440 Armand-Frappier Boulevard, Suite 300

Laval, Québec

H7V 4B4

+1 450 781 0115

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

10 E. 40th Street, 10th Floor

New York, New York 10016

+1 212 974 7200

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Divakar Gupta Richard Segal Joshua Kaufman Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Kenneth Galbraith Chief Executive Officer Liminal BioSciences Inc. 440 Armand-Frappier Boulevard, Suite 300 Laval, Québec H7V 4B4 +1 450 781 0115	Pierre-Yves Leduc Julien Robitaille-Rodriguez Stikeman Elliott LLP 1155 René-Lévesque Boulevard West, 41st Floor Montréal, Québec H3B 3V2 +1 514 397 3000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

Québec

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐		upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒		at some future date (check the appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☒	pursuant to Rule 467(b) on November 15, 2019 at 4:30 pm EDT (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on March 14, 2018.

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, no par value per share	(1)	(1)
Preferred Shares, no par value per share	(1)	(1)
Warrants	(1)	(1)
Subscription Receipts	(1)	(1)
Debt Securities	(1)	(1)
Units	(1)	(1)
Total			US$189,075,000	US$24,542

(1)

There are being registered under this Registration Statement such indeterminate number of common shares, without par value (the “Common Shares”), preferred shares, without par value, warrants to purchase equity securities, subscription receipts, debt securities and units of Liminal BioSciences Inc. (the “Registrant”) as shall have an aggregate initial offering price not to exceed CAD$250,000,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)

Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. U.S. dollar amounts are based upon the Bank of Canada noon exchange rate of US$0.7563 = CAD$1.00 on November 8, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended (the “Securities Act”) or on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences are not described herein and may not be fully described in any applicable Prospectus Supplement. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, most of the our officers and directors and the experts named in this Prospectus are Canadian residents or residents outside of the United States, and all or a substantial portion of our assets and the assets of our officers, directors and experts are located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The following documents have been or will be filed with the SEC as part of this registration statement: (i) the documents listed under the heading “Documents Incorporated by Reference,” as deemed modified, superseded or replaced for purposes of this prospectus by a subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus; (ii) powers of attorney from the Company’s directors and officers; (iii) the consent of PricewaterhouseCoopers LLP and (iv) the consent of Ernst & Young LLP.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirement has been obtained.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and, in those jurisdictions, only by persons permitted to sell such securities.

These securities have not been, and will not be, registered under the United States Securities Act of 1933 (the “U.S. Securities Act”), as amended, or any state securities laws. Accordingly, these securities may not be offered or sold within the United States of America or to U.S. Persons (as that term is defined in Regulation S under the U.S. Securities Act) except in transactions exempt from the registration requirements of the U.S. Securities Act and applicable state securities laws.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the issuer at 440 Armand-Frappier Blvd., Suite 300, Laval, Quebec, H7V 4B4, tel.: 450 781 0115, and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	March 14, 2018

PROMETIC LIFE SCIENCES INC.

$250,000,000

Common Shares

Preferred Shares

Warrants

Subscription Receipts

Debt Securities

Units

This short form base shelf prospectus relates to the offering for sale from time to time, during the 25-month period that this short form base shelf prospectus (this “prospectus”), including any amendments to it, remains effective, of (i) common shares (“Common Shares”) of Prometic Life Sciences Inc. (“we”, “Prometic” or the “Corporation”), (ii) preferred shares of the Corporation (iii) warrants to purchase Common Shares (“Warrants”), (iv) subscription receipts that entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares or Warrants (“Subscription Receipts”), (v) debt securities (“Debt Securities”); (vi) securities comprised of more than one of Common Shares, Preferred Shares, Warrants, Subscription Receipts and/or Debt Securities, offered together as a unit (“Units”) (collectively, the “Securities” and individually, a “Security”) or any combination of the Securities in one or more series or issuances, with a total offering price of the Securities, in the aggregate, of up to $250,000,000. The Securities may either be offered by us or by our securityholders. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set out in an accompanying prospectus supplement. Unless otherwise specified, an amount in currency is in Canadian dollars.

The Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “PLI” and are also listed on the OTCQX International (“OTCQX”) under the symbol “PFSCF”. On March 13, 2018, the last complete trading day before the date of this prospectus, the closing price of the Common Shares on the TSX was $1.50 per Common Share. On March 13, 2018, the closing price of the Common Shares on the OTCQX was US$1.17 per Common Share.

All shelf information permitted to be omitted from this prospectus will be contained in one or more prospectus supplements, which will be delivered to purchasers together with this prospectus, except in cases where an exemption from such delivery requirement has been obtained. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the securities to which the prospectus supplement pertains. You should read this prospectus and any applicable prospectus supplement carefully before you invest in any securities issued under this prospectus.

An investment in Securities is subject to a number of risks that should be considered by a prospective purchaser. See “Risk Factors”.

Purchasing Securities may subject you to tax consequences in Canada. This prospectus or any supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable supplement fully and consult your own tax advisor with respect to your own particular circumstances.

Unless otherwise specified in an applicable prospectus supplement, Warrants, Subscription Receipts, Debt Securities and Units (other than Common Shares included in the Units) will not be listed on any securities or stock exchanges or on any automated dealer quotation system. There is currently no market through which such Securities may be sold and purchasers may not be able to resell such Securities purchased under this prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, and the liquidity of such Securities. See “Risk Factors”.

The securities may be sold to or through underwriters, dealers or agents designated from time to time or directly by the Corporation at amounts and prices and other terms determined by the Corporation. In connection with any underwritten offering of the securities, the underwriters may over-allot or effect transactions that stabilize or maintain the market price of the securities offered. These transactions, if commenced, may discontinue at any time. No underwriter or dealer involved in the distribution, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities or effect any other transactions that are intended to stabilize or maintain the market price of the Securities in connection with any distribution of Securities that is an “at-the-market distribution.” See “Plan of Distribution”. A prospectus supplement relating to a particular offering of securities will set out the names of any underwriters, dealers or agents involved in the sale of the securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for the securities, including the net proceeds the Corporation expects to receive from the sale of the securities, if any, the amounts and prices at which the securities are to be sold and the compensation of the underwriters, dealers or agents. No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

The registered and head office of the Corporation is located at 440 Armand-Frappier Blvd., Suite 300, Laval, Quebec, H7V 4B4.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain forward-looking statements about our objectives, strategies, financial condition, results of operations and businesses.

These statements are “forward-looking” because they represent our expectations, intentions, plans and beliefs about our business, including our product candidates, clinical trials and preclinical studies, regulatory approvals and commercialization and on various estimates and assumptions based on information available to our management at the time these statements are made. For example, forward-looking statements around financial performance and revenues are based on financial modelling undertaken by our management. This financial modelling takes into account revenues that are uncertain. It also includes forward-looking revenues from transactions based on probability. In assessing probability, management considers the status of the negotiations for any revenue generating transactions, and the likelihood, based on the probability of income, that associated costs will be incurred. Management then ranks the probabilities in such a way that only those revenues deemed highly or reasonably likely to be secured are included in the projections.

All statements other than statements of historical facts may be forward-looking statements. Without limitation, words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “might”, “would”, “should”, “estimate”, “continue”, “plan”, “pursue”, “seek”, “project”, “predict”, “potential” or “targeting” or the negative of these terms, other variations or comparable terminology or similar expressions, are intended to identify forward-looking statements although not all forward-looking information contains these terms and phrases.

Actual events or results may differ materially from those anticipated in these forward-looking statements if known or unknown risks affect our business, or if our estimates or assumptions turn out to be inaccurate. Such risks and assumptions include, but are not limited to, our ability to develop, manufacture, and successfully commercialize value-added pharmaceutical products, obtaining regulatory approvals, the availability of funds and resources to pursue research and development projects, the successful and timely completion of clinical studies, our ability to take advantage of business opportunities in the pharmaceutical industry, our reliance on key personnel, collaborative partners and third parties, the validity of our patents and proprietary technology, our ability to access capital, the use of certain hazardous materials, the availability and sources of raw materials, our manufacturing capabilities, currency fluctuations, the value of our intangible assets, negative operating cash flow, legal proceedings, uncertainties related to the regulatory process, increased data security costs, costs related to environmental safety regulations, competing drugs, as well as from current and future competitors, developing products for the indications we are targeting, market acceptance of our product candidates by patients, healthcare professionals, availability of third-party reimbursement, general changes in economic conditions and other risks related to our industry. More detailed assessment of the risks that could cause actual events or results to materially differ from our current expectations can be found in the AIF (as defined below) under the heading “Risks and Uncertainties Related to Prometic’s Business” filed with the Canadian securities authorities (on Sedar at www.sedar.com) and under the heading “Risk Factors” in this prospectus.

Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Therefore, there can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements.

As a result, we cannot guarantee that any forward-looking statement will materialize. We do not assume any obligation to update or revise any forward-looking statement even if new information becomes available, as a result of future events or for any other reason, unless required by applicable securities laws and regulations.

MARKET AND INDUSTRY DATA

This prospectus incorporates by reference documents that contain market data, scientific data, industry data and forecasts. This information is based on our management’s estimates or expectations. In arriving to their estimates or expectations, our management relies on third-party market and industry data and forecasts, industry publications and other publicly available information. While these third-party sources are believed to be reliable, we have not independently verified the information that they contain.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of the Corporation filed with securities commissions or similar regulatory authorities in Canada are incorporated by reference into this prospectus:

(a)	the annual information form dated March 23, 2017 (the “AIF”) for the year ended December 31, 2016;

(b)

the audited consolidated financial statements for the years ended December 31, 2016 and 2015, together with the notes thereto and the auditors’ report thereon dated March 23, 2017 (the “Annual Financial Statements”);

(c)	the management’s discussion and analysis for the quarter and the year ended December 31, 2016 (the “Annual MD&A”);

(d)	the unaudited condensed interim consolidated financial statements for the quarter and the nine months ended September 30, 2017, together with the notes thereto (the “Interim Financial Statements”);

(e)	the management’s discussion and analysis for the quarter and nine months ended September 30, 2017 (the “Interim MD&A”);

(f)	the management information circular dated March 23, 2017 for the annual and special meeting of shareholders held on May 10, 2017 (the “Management Information Circular”);

(g)	the material change report dated January 24, 2017 in connection with the European Commission having granted orphan drug designation to Prometic’s PBI-4050 drug for the treatment of Alström Syndrome;

(h)

the material change report dated March 31, 2017 in connection with the entering into of a binding agreement for a $25 million follow-on financing from Structured Alpha LP (“Structured Alpha”), a limited partnership of which Thomvest Asset Management Inc. is the sole general partner;

(i)	the material change report dated May 2, 2017 in connection with the closing of the $25 million follow-on financing from Structured Alpha;

(j)	the material change report dated May 16, 2017 in connection with the 2017 annual and special meeting of shareholders highlights;

(k)	the material change report dated June 20, 2017 in connection with the entering into of a $53 million bought deal offering to fund strategic growth initiatives;

(l)	the material change report dated July 7, 2017 in connection with, among others, the closing of our previously announced equity offering for aggregate gross proceeds of $61.7 million;

(m)

the material change report dated August 16, 2017 in connection with the closing of a transaction for the creation of a joint venture and the entering into of a licensing agreement for PBI-4050, PBI-4547 and PBI-4425 in China between Prometic and Shenzhen Royal Asset Management;

(n)

the material change report dated August 31, 2017 in connection with Prometic receiving the Rare Pediatric Disease Designation from U.S. FDA for its plasminogen for the treatment of hypoplasminogenemia;

(o)

the material change report dated September 29, 2017 in connection with Prometic receiving FDA clearance of its IND to initiate pivotal PBI-4050 phase 2/3 trial in patients with idiopathic pulmonary fibrosis (“IPF”);

(p)

the material change report dated October 18, 2017 in connection with the FDA acceptance of Prometic’s biologics license application for Ryplazim™ plasminogen for the treatment of plasminogen congenital deficiency;

(q)

the material change report dated October 26, 2017 in connection with Prometic receiving priority review status from Health Canada for Ryplazim™ plasminogen for the treatment of plasminogen congenital deficiency;

(r)

the material change report dated November 1, 2017 (the “SALP MCR”) in connection with Prometic entering into a binding letter of intent to secure a USD$80 million (CAD$100 million) line of credit from Structured Alpha (the “SALP Line of Credit”);

(s)	the material change report dated November 8, 2017 in connection with Prometic receiving fast track designation for its compound PBI-4050, in development for the treatment of IPF;

(t)

the material change report dated November 8, 2017 in connection with Prometic receiving clearance from the Swedish Medical Products Agency to initiate a phase 2 clinical trial of plasminogen for the treatment of diabetic foot ulcer;

(u)

the material change report dated November 10, 2017 in connection with Prometic receiving clearance from the Swedish Medical Products Agency to initiate a phase 2 clinical trial of plasminogen for the treatment of chronic tympanic membrane perforation;

(v)

the material change report dated December 19, 2017 in connection with Prometic’s PBI-4050 receiving promising innovative medicine (PIM) designation from the United Kingdom (“UK”) MHRA for the treatment of IPF;

(w)	the material change report dated December 20, 2017 in connection with Prometic’s Ryplazim™ plasminogen granted orphan drug designation for the treatment of IPF;

(x)

the material change report dated February 22, 2018 in connection with the FDA having granted orphan drug designation to Prometic’s Inter-Alpha-Inhibitor-Proteins for the treatment of necrotizing enterocolitis; and

(y)

the material change report dated March 12, 2018 in connection with the FDA having granted a rare pediatric disease designation to Prometic’s Inter-Alpha-Inhibitor-Proteins for the treatment of necrotizing enterocolitis.

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports) filed by the Corporation with a securities commission or similar regulatory authority in Canada after the date of this prospectus and before the expiry of this prospectus, or the completion of the issuance of Securities under this prospectus, are deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference is deemed to be modified or superseded, for purposes of this prospectus, to the extent its content is modified or superseded by a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information contained in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

A prospectus supplement containing the specific terms of any offering of Securities, except in cases where an exemption from such delivery requirement has been obtained, will be delivered to purchasers of those Securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of Securities covered by that prospectus supplement, unless otherwise provided.

Upon filing a new annual information form and the related annual financial statements and management’s discussion and analysis with applicable securities regulatory authorities during the effective period of this prospectus, the previous annual information form, the previous annual financial statements and management’s discussion and analysis and all quarterly financial statements and the accompanying management’s discussion and analysis, supplemental information, material change reports and information circulars, filed before the commencement of the Corporation’s financial year in which the new annual information form is filed, will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the effective period of this prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis filed before the new interim consolidated financial statements will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus.

Any “template version” of any other “marketing materials” (as those terms are defined in National Instrument 44-101-Short Form Prospectus Distributions (“NI 44-101”) filed with the securities commission or similar authority in each of the provinces of Canada in connection with the distribution of Securities after the date of the filing of the applicable prospectus supplement(s) pertaining to the distribution of Securities and before the termination of the distribution is deemed to be incorporated by reference into the applicable prospectus supplement(s).

Information has been incorporated by reference in this prospectus from documents filed with securities regulatory authorities in Canada and also available electronically at www.sedar.com.

SUMMARY DESCRIPTION OF THE BUSINESS

Prometic is a biopharmaceutical corporation with two drug discovery platforms primarily focusing on unmet medical needs. The first platform, the small molecule therapeutics platform, stems from the discovery of two receptors which we believe are at the core of how the body heals: namely, promoting tissue regeneration and scar resolution as opposed to fibrosis. One of the lead drug candidates emerging from this platform, PBI-4050, is entering pivotal phase 3 clinical trials for the treatment of Idiopathic Pulmonary Fibrosis (IPF). The second drug discovery and development platform, the plasma-derived therapeutics platform, leverages Prometic’s experience in bioseparation technologies used to isolate and purify biopharmaceuticals from human plasma. The Corporation’s primary goal with respect to this second platform is to address unmet medical needs with therapeutic proteins not currently commercially available, such as Ryplazim™ plasminogen. We are also leveraging this platform’s higher recovery yield potential to advance established plasma-derived therapeutics such as Intravenous Immunoglobulin (IVIG). Furthermore, the Corporation is continuing to secure its plasma supply and collection activities for its plasma processing needs. The Corporation also provides access to its proprietary bioseparation technologies to enable pharmaceutical companies in their production of non-competing biopharmaceuticals. Recognized as a bioseparations expert, the Corporation derives revenue from this activity through sales of affinity chromatography media which contributes to offset the costs of its own R&D investments.

We are headquartered in Laval, Quebec (Canada) and have R&D facilities in Canada, the UK and the United States (“USA”), manufacturing facilities in Canada and the Isle of Man and corporate and business development activities in Canada, the USA, Europe and Asia.

Our operations are divided into three distinct business operating segments: the small molecule therapeutics segment (the “Small Molecules Therapeutics Segment”), the plasma-derived therapeutics segment (the “Plasma-derived Therapeutics Segment”) and the bioseparations segment (the “Bioseparation Technologies Segment”).

Small Molecules Therapeutics Segment

The Small Molecule Therapeutics Segment is comprised of different operating subsidiaries. The principal subsidiaries are:

•	Prometic Biosciences Inc., based in Laval, Quebec, Canada; and

•	Prometic Pharma SMT Limited, based in Cambridge, UK.

The Small Molecule Therapeutics Segment is a small-molecule drug development business, with a pipeline of product candidates leveraging the discovery of two receptors involved in the regulation of the healing process. Following an injury, the body has the ability to heal and regenerate damaged tissues. If an injury is overwhelming or chronic in nature, the tissue regeneration process will be taken over by the fibrotic process or fibrosis. Fibrosis is characterized by the excessive accumulation of extracellular matrix (ECM) in damaged or inflamed tissues, and is the common pathological outcome of many inflammatory and metabolic diseases. Numerous clinical conditions can lead to organ fibrosis and functional failure; in many disorders, acute or persistent inflammation is crucial to trigger the fibrotic response. The production of various profibrotic cytokines and growth factors by innate inflammatory cells results in the recruitment and activation of ECM producing myofibroblasts. There is currently a great need for therapies that could effectively target pathophysiological pathways involved in fibrosis. Notable examples of medical conditions where fibrosis is at the core of organs losing functionality include: IPF, Chronic Kidney Disease (CKD) and Alström Syndrome (AS).

Prometic has observed that the “up-regulation” of receptor GPR40 concomitant to the “down-regulation” of receptor GPR 84 promotes the normal healing process as opposed to promoting the fibrotic process. Prometic’s drug candidates are agonists (“stimulate”) of GPR40 and antagonists (“inhibit”) of GPR84. The activity of drug candidates such as PBI-4050 has been observed in over 30 different preclinical models performed by the Corporation and by other universities or institutions in collaboration with the Corporation, such as Vanderbilt University, University of Ottawa, Université de Montréal, McMaster University and the Montreal Heart Institute. PBI-4050 was also successfully completed in three separate phase 2 clinical trials supporting the translation of such results in the biologic activity in humans and helping pave the way for the initiation of pivotal phase 3 clinical trials for IPF in the USA. While the Small Molecule Therapeutics Segment has several promising drug candidates, management has focused its efforts on its anti-fibrotic lead drug candidate PBI-4050. With observed signs of clinical efficacy and a favorable tolerability profile in hundreds of human subjects, Prometic is bringing follow-on analogues of PBI-4050 to the clinical programs. PBI-4547 and PBI-4425 are amongst such drug candidates earmarked by Prometic to commence phase 1 clinical programs in 2018. PBI-4050 has been granted Orphan Drug Designation by the FDA and the EMA for the treatment of Alström Syndrome and IPF. PBI-4050 has also been granted the PIM (Promising Innovative Medicine) designation by the MHRA for the treatment of IPF.

The business model for this segment is for Prometic to develop promising drug candidates and pursue commercialization activities for rare or orphan indications such as IPF or Alström Syndrome for the North American markets. The Corporation plans to enter into partnerships for other larger medical indications and/or geographical regions requiring a much more strategic and substantial local commercial reach.

Plasma-derived Therapeutics Segment

The Plasma-derived Therapeutics Segment is comprised of different operating subsidiaries. The principal subsidiaries are:

•	Prometic Bioproduction Inc., based in Laval, Quebec, Canada;

•	Prometic Biotherapeutics Inc., based in Rockville, Maryland, USA;

•	Prometic Biotherapeutics Ltd., based Cambridge, UK;

•	NantPro BioSciences LLC, based in Delaware, USA; and

•	Prometic Plasma Resources Inc., based in Winnipeg, Manitoba, Canada.

The Plasma-derived Therapeutics Segment includes our plasma-derived therapeutics platform, which enables the development of our pipeline of biopharmaceutical candidates. This is achieved by leveraging our proprietary affinity technology, which enables a highly-efficient extraction and purification process of therapeutic proteins from human plasma. The Corporation’s primary focus is to develop plasma-derived therapeutics targeting unmet medical conditions and rare diseases in both established and emerging markets.

Ryplazim™ plasminogen is the first biopharmaceutical expected to be launched commercially pending the review and approval of the BLA (Biologic License Application) submitted to the FDA for the treatment of congenital plasminogen deficiency. In a phase 3 clinical trial for Ryplazim™ plasminogen for the treatment of congenital plasminogen deficiency, Prometic observed rapid resolution of lesions, with 100% of the patients in the clinical trial experiencing a positive clinical response. Ryplazim™ plasminogen for the treatment of hypoplasminogenemia has been granted rare pediatric designation by the FDA which may make it eligible to receive a Priority Review Voucher (PRV) upon regulatory approval by the FDA.

Ryplazim™ plasminogen for the treatment of hypoplasminogenemia has also been granted Fast Track status by the FDA and has been granted Orphan Drug designation by both the FDA and EMA.

The Corporation is initiating a series of additional clinical programs to demonstrate the plasminogen’s potential efficacy to address unmet medical needs and fatalities associated with “acquired plasminogen deficiencies”. Such acquired plasminogen deficiencies occur in some medical conditions such as Acute Respiratory Distress Syndrome (ARDS) or in diabetic patients with uncontrolled and elevated blood glucose. ARDS affects 190,000 Americans every year with a 30%-40% mortality rate, and it is documented in literature that one of the complications in these patients is the accumulation of fibrin / fibrous material in the lungs. Preclinical models have demonstrated that treatment with plasminogen helps overcome the accumulation of fibrin. The Corporation plans to initiate clinical programs in North America for the potential use of Ryplazim™ plasminogen for the treatment of acute exacerbations in patients with ARDS or IPF. Ryplazim™ plasminogen was granted Orphan Drug and Fast Track Designations by the FDA for the treatment of IPF.

The Corporation is initiating clinical trials to evaluate the plasminogen sub-cutaneous administration near topical wounds to determine its safety and ability to facilitate the complete healing of otherwise hard-to-treat wounds. Wounds are known to be difficult to heal in certain diabetic patients, and elevated blood sugar level has been shown to greatly reduce the activity of plasminogen. Clinical trials in patients with Diabetic Foot Ulcers (DFU) and in patients with Tympanic Membrane Perforations (TMP) are initiating in Sweden.

In anticipation of the commercial launch of Ryplazim™ plasminogen in the USA and Canada, the Corporation has started to buildout its commercial foot print with the hiring of seasoned medical science liaisons (MSLs) and a salesforce. In addition to providing a full “concierge” service for congenital plasminogen deficient patients requiring lifetime home infusion of Ryplazim™ plasminogen, if and when granted marketing approval, the Corporation will also focus on sales to tier-1 hospitals across the USA and Canada. This represents an estimated 120 hospitals with over 500 beds, Intensive Care Units and Trauma Care Units which deal with the vast majority of severely compromised patients with congenital plasminogen deficiency. These hospitals are also the predominant treatment centers for patients suffering from acute exacerbations of ARDS and IPF, indications where the Corporation plans to run clinical trials of Ryplazim™ plasminogen in such patients.

IVIG is the second biopharmaceutical arising from the plasma-derived therapeutics platform that is expected to be launched commercially, if approved. The ongoing non-inferiority phase 3 clinical trial for IVIG in adults is expected to be completed in the first half of 2018 followed by the pediatric cohort completion in Q1 2019. If the results are favorable, the Corporation plans to file a New Drug Submission (NDS) with Health Canada and a BLA with the FDA. Once approved for sale, Prometic’s production of IVIG will be paired with the production of plasminogen, thus contributing to a higher revenue per liter of plasma processed.

Prometic’s Laval, Quebec plant is our plasma processing facility where we transfer the purification methods developed at our Rockville, Maryland laboratories to a commercial-scale production facility and manufacture plasma-derived therapeutics to be used in our current plasma derived products’ clinical trials and for commercial sales, if approved. The Laval facility also serves as a blueprint for the plasma manufacturing operations at our partner’s Emergent BioSolutions (“Emergent”) facility in Winnipeg, Canada and for potential future plants, as well as a technological showroom and training center.

With Ryplazim™ plasminogen and IVIG already scheduled for production at our Laval facility and at the Emergent plasma purification plant in Winnipeg, and with several other plasma derived therapeutics earmarked for further development, we are building a significant plasma-derived therapeutics product pipeline. The Corporation is also pursuing its activities to secure normal source plasma and expand on its plasma collection capabilities in Canada and in the USA, including the collection of specialty plasma for hyperimmnune products to leverage its IVIG purification process and clinical / regulatory know-how.

Bioseparation Technologies Segment

The Bioseparation Technologies Segment is comprised of different operating subsidiaries. The principal subsidiaries are:

•	Prometic Bioseparations Ltd. (“PBL”), based in the Isle of Man and Cambridge, UK; and

•	Prometic Manufacturing Inc. (“PMI”), based in Joliette, Quebec, Canada.

The Corporation’s bioseparation technologies and products enable the targeted capture of proteins directly from biological source materials to provide a highly efficient and cost-effective manufacturing processed for biopharmaceutical products.

Our proprietary purification adsorbents and manufacturing processes for biological products are used by more than 30 companies in the pharmaceutical, biotechnology and medical industries, where our clients employ this technology to purify proteins, remove impurities and pathogens, reduce manufacturing costs, and increase the yield of therapeutic products.

PBL develops and manufactures Prometic’s core bioseparations technologies and products. Its proprietary affinity adsorbents and Mimetic Ligand™ purification platform are used by numerous pharmaceutical and medical companies worldwide. As a result, manufacturing clients using Prometic’s bioseparation technologies and products can benefit from reductions in their cost of goods and increases in product quality and safety. PBL’s technologies and products has also been incorporated into various medical device products which specifically capture and remove target molecules from biological fluids. PBL is in the final stages of expanding its manufacturing capacity for chromatography absorbents in order to have the capability to produce approximately 30,000 liters of product per annum to pharmaceutical standards.

PMI manufactures the agarose beads (Purabead®) that serve as a platform and base matrix for many of PBL’s bioseparation products.

For more information on the Corporation and its activities, we refer you to the AIF.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares. As of March 13, 2018, 712,329,990 Common Shares were issued and outstanding. The following description of Common Shares is a summary of certain of their material attributes and characteristics.

Holders of Common Shares are entitled to one vote per share at all meetings of the shareholders, and are entitled to receive dividends, as may be declared from time to time by our board of directors. In the event of the voluntary (or involuntary) liquidation, dissolution, winding-up or other distribution of the assets of the Corporation, holders of Common Shares are entitled to receive the remaining property of the Corporation, subject to the preference rights of the holders of preferred shares, if any.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue an unlimited number of preferred shares issuable in series. As of the date of this prospectus, no preferred shares were issued and outstanding. Each series of Preferred Shares, if any, will consist of such number of shares as determined by the directors, which may also fix the designation, rights, restrictions, conditions and limitations to be attached to the Preferred Shares of each series.

Holders of Preferred Shares, if any, do not have any voting rights for the election of directors or for any other purpose, nor are they entitled to attend meetings of the shareholders, except as to any amendment to the rights, privileges, restrictions and conditions attached to the Preferred Shares, which amendment must be approved by at least 2/3 of the votes cast at a meeting of the holders of Preferred Shares called for that purpose.

Holders of Preferred Shares are entitled to dividends, and have preference over the other classes of shares (including Common Shares) with respect to payment of dividends.

In the event of liquidation, dissolution or winding up of the Corporation or other distribution of the assets of the Corporation, holders of Preferred Shares are entitled to receive in preference to the holders of any other classes of shares: (i) an amount equal to the amount paid up on the Preferred Shares, together with, in the case of cumulative dividends, all unpaid cumulative dividends and, in the case of non-cumulative dividends, all declared and unpaid non-cumulative dividends, and (ii) if the liquidation, dissolution, winding-up or distribution is voluntary, an additional amount equal to the premium, if any, that would have been payable on the redemption of the Preferred Shares.

The Preferred Shares are redeemable or may be purchased for cancellation by the Corporation at such times and at such prices and upon such conditions as may be specified in the rights, privileges, restrictions and conditions attached to the relevant series.

DESCRIPTION OF WARRANTS

The Corporation may issue Warrants, separately or together, with Common Shares, Preferred Shares, Subscription Receipts, Debt Securities or Units or any combination of such Securities, as the case may be. The Warrants will be issued under a separate Warrant agreement or indenture. A copy of the Warrant agreement or indenture relating to an offering of Warrants will be filed by the Corporation with securities regulatory authorities in Canada after it has been entered into by the Corporation. The following describes the general terms that will apply to Warrants that may be offered by the Corporation under this prospectus. The terms of Warrants offered under a prospectus supplement may differ from the terms described below, and may not be subject to or contain any of the terms described below.

The specific terms of the Warrants, and the extent to which the general terms of the Warrants described in this prospectus apply to those Warrants, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

•	the number of Warrants offered;

•	the price or prices, if any, at which the Warrants will be issued;

•	the manner of determining the offering price(s) (if the offering is not a fixed price distribution);

•	the currency at which the Warrants will be offered and in which the exercise price under the Warrants may be payable;

•	the securities for which the Warrants are exercisable;

•	conditions to the exercise of Warrants into securities, and the consequences of such conditions not being satisfied;

•

the number of securities that may be issued upon the exercise of Warrants and the price per security or the aggregate principal amount, denominations and terms of the series of debt securities that may be issued upon exercise of Warrants, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise Warrants will commence and the date on which such right will expire;

•	the circumstances, if any, that will cause the Warrants to be deemed to be automatically exercised;

•	if applicable, the identity of the Warrant agent;

•	whether the Warrants will be listed on any securities exchange;

•	whether the Warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•	any minimum or maximum subscription amount;

•

whether the Warrants are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to the Warrants and the securities to be issued upon exercise of the Warrants;

•	material Canadian federal income tax consequences of owning the Warrants and the securities to be issued upon exercise of the Warrants;

•	any other rights, privileges, restrictions and conditions attaching to the Warrants and the securities to be issued upon exercise of the Warrants; and

•	any other material terms or conditions of the Warrants and the securities to be issued upon exercise of the Warrants.

Before the exercise of Warrants, holders of Warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends or the right to vote underlying securities.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Corporation may issue Subscription Receipts, separately or together, with Common Shares, Preferred Shares, Warrants, Debt Securities or Units or any combination of such Securities, as the case may be. The Subscription Receipts will be issued under an agreement or indenture. A copy of the Subscription Receipts agreement or indenture relating to an offering of Subscription Receipts will be filed by the Corporation with securities regulatory authorities in Canada after it has been entered into by the Corporation. The following describes the general terms that will apply to Subscription Receipts that may be offered by the Corporation under this prospectus. The terms of Subscription Receipts offered under a prospectus supplement may differ from the terms described below, and may not be subject to or contain any of the terms described below.

The specific terms of the Subscription Receipts, and the extent to which the general terms of the Subscription Receipts described in this prospectus apply to those Subscription Receipts, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

•	the number of Subscription Receipts offered;

•	the price or prices, if any, at which the Subscription Receipts will be issued;

•	the manner of determining the offering price(s) (if the offering is not a fixed price distribution);

•	the currency at which the Subscription Receipts will be offered and whether the price is payable in installments;

•	the securities into which the Subscription Receipts may be exchanged;

•	conditions to the exchange of Subscription Receipts into securities and the consequences of such conditions not being satisfied;

•

the number of securities that may be issued upon the exchange of Subscription Receipts and the price per security or the aggregate principal amount, denominations and terms of the series of debt securities that may be issued upon exchange of the Subscription Receipts, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the dates or periods during which the Subscription Receipts may be exchanged;

•	the circumstances, if any, that will cause the Subscription Receipts to be deemed to be automatically exchanged;

•	provisions applicable to any escrow of the gross or net proceeds from the sale of the Subscription Receipts plus any interest or income earned thereon, and for the release of proceeds from escrow;

•	if applicable, the identity of the Subscription Receipt agent;

•	whether the Subscription Receipts will be listed on any securities exchange;

•	whether the Subscription Receipts will be issued with any other securities and, if so, the amount and terms of these securities;

•	any minimum or maximum subscription amount;

•

whether the Subscription Receipts are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to the Subscription Receipts and the securities to be issued upon exchange of the Subscription Receipts;

•	material Canadian federal income tax consequences of owning the Subscription Receipts and the securities to be issued upon exchange of the Subscription Receipts;

•	any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts and the securities to be issued upon exchange of the Subscription Receipts; and

•	any other material terms or conditions of the Subscription Receipts and the securities to be issued upon exchange of the Subscription Receipts.

Before the exchange of Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities for which the Subscription Receipts may be exchanged, including the right to receive payments of dividends or the right to vote the underlying securities.

DESCRIPTION OF DEBT SECURITIES

The Corporation may issue Debt Securities, separately or together, with Common Shares, Preferred Shares, Warrants, Subscription Receipts or Units or any combination of such Securities, as the case may be. The Debt Securities will be issued under an indenture with a trustee to be named in a prospectus supplement. The following describes the general terms that will apply to Debt Securities that may be offered by the Corporation under this prospectus. The terms of Debt Securities offered under a prospectus supplement may differ from the terms described below, and may not be subject to or contain any of the terms described below.

The specific terms of the Debt Securities, and the extent to which the general terms of the Debt Securities described in this prospectus apply to those Debt Securities, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

•	the designation, aggregate principal amount and authorized denominations of the Debt Securities;

•	the manner of determining the offering price(s) (if the offering is not a fixed price distribution);

•	the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable;

•	the percentage of the principal amount at which the Debt Securities will be issued;

•	the date or dates on which the Debt Securities will mature;

•	any mandatory or optional redemption provisions applicable to the Debt Securities;

•	any sinking fund or analogous redemption provisions applicable to the Debt Securities;

•	the rate or rates per year at which the Debt Securities will bear interest (if any), or the method of determination of such rates (if any);

•	the dates on which any interest will be payable and the record dates for such payments;

•	the form of consideration for payment of any interest and/or principal payments (whether by cash, Common Shares or other securities, or a combination thereof);

•	the trustee under the indenture pursuant to which the Debt Securities are to be issued;

•	the designation and terms of the Debt Securities that will be offered, if any, and the number of Debt Securities that will be offered;

•	any redemption term or terms under which the Debt Securities may be defeased;

•	any exchange or conversion terms;

•	any provisions relating to any security provided for the Debt Securities;

•	event of default provisions contained in the indenture under which the Debt Securities are to be issued;

•	whether the Debt Securities will be senior or subordinated to other liabilities of the Corporation;

•	if applicable, the identity of the Debt Security agent;

•	whether the Debt Securities will be listed on any securities exchange;

•	whether the Debt Securities will be issued with any other securities and, if so, the amount and terms of these securities;

•	any minimum or maximum subscription amount;

•

whether the Debt Securities are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to the Debt Securities;

•	material Canadian federal income tax consequences of owning the Debt Securities;

•	any other rights, privileges, restrictions and conditions attaching to the Debt Securities; and

•	any other material terms or conditions of the Debt Securities.

If the Corporation denominates the purchase price of the Debt Securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the Corporation will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

If Debt Securities are convertible into other securities, before such conversion the holders of such Debt Securities will not have any of the rights of holders of the securities into which the Debt Securities are convertible, including the right to receive payments of dividends or the right to vote the underlying securities.

DESCRIPTION OF UNITS

The Corporation may issue Units, separately or together, with Common Shares, Preferred Shares, Warrants, Subscription Receipts, or Debt Securities or any combination of such Securities, as the case may be. Each Unit will be issued so that the holder of the Unit is also the holder of each Security comprising the Unit. Accordingly, the holder of a Unit will have the rights and obligations of a holder of each Security. The following describes the general terms that will apply to Units that may be offered by the Corporation under this prospectus. The terms of Units offered under a prospectus supplement may differ from the terms described below, and may not be subject to or contain any of the terms described below.

The specific terms of the Units, and the extent to which the general terms of the Units described in this prospectus apply to those Units, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

•	the number of Units offered;

•	the price or prices, if any, at which the Units will be issued;

•	the manner of determining the offering price(s) (if the offering is not a fixed price distribution);

•	the currency at which the Units will be offered;

•	the securities comprising the Units;

•	whether the Units will be issued with any other securities and, if so, the amount and terms of these securities;

•	any minimum or maximum subscription amount;

•

whether the Units and the Securities comprising the Units are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any material risk factors relating to the Units or the Securities comprising the Units;

•	material Canadian federal income tax consequences of owning the Securities comprising the Units;

•	any other rights, privileges, restrictions and conditions attaching to the Units or the Securities comprising the Units; and

•

any other material terms or conditions of the Units or the Securities comprising the Units, including whether and under what circumstances the Securities comprising the Units may be held or transferred separately.

PLAN OF DISTRIBUTION

We may issue Securities offered by this prospectus in each of the provinces of Canada and elsewhere where permitted by law for cash or other consideration:

•	to or through underwriters, dealers, placement agents or other intermediaries;

•	directly to one or more purchasers, or

•	in connection with acquisitions.

The prospectus supplement will set forth the terms of the offering of Securities, including:

•	the name or names of any underwriters, dealers or other placement agents, if any;

•	the purchase price of, and form of consideration for, Securities and our proceeds;

•	any delayed delivery arrangements;

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation;

•	the offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any other securities exchanges on which Securities may be listed.

Only the underwriters named in a prospectus supplement are deemed to be underwriters in connection with Securities offered by that prospectus supplement.

Securities may be sold, from time to time in one or more transactions at a fixed price or prices that may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX or other existing trading markets for Securities, and as set forth in an accompanying prospectus supplement.

Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under any applicable Canadian provincial securities legislation, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in that respect. The underwriters, dealers and agents with whom we enter into agreements may be our customers, engage in transactions with us or perform services for us in the ordinary course of business.

If underwriters purchase Securities as principal, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, as described in the applicable prospectus supplement. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the prospectus supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid may be changed from time to time.

Subject to applicable laws, and other than in relation to an “at-the-market distribution” in connection with an offering of Securities, the underwriters, if any, may over-allot or effect transactions that stabilize or maintain the market price of Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time and would be subject to applicable law. A purchaser that acquires Securities forming part of the underwriters’ over-allocation position acquires those Securities under this prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. No underwriter or dealer involved in the distribution, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot Securities or effect any other transactions that are intended to stabilize or maintain the market price of Securities in connection with any distribution of Securities that is an “at-the-market distribution.”

USE OF PROCEEDS

We currently intend to use the net proceeds to fund our: (i) research and development activities (alone or through strategic collaborations) including clinical development (including clinical trials and the clinical development of our product candidates), non-clinical development, research, discovery, chemistry and regulatory costs; (ii) repayment of outstanding indebtedness and/or payment of interest; and (iii) general and administrative expenses, capital expenditures, working capital needs and other general corporate purposes. We may also use a portion of the proceeds for the potential acquisition of, or investment in, technologies, products or companies that complement our business, although we have no current understandings, commitments or agreements to do so.

The specific principal purposes for which the net proceeds will be used and the amount of net proceeds to be used for any such purpose will be provided in a prospectus supplement relating to a specific offering of Securities. There may be circumstances where for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, our management will have broad discretion in the application of the proceeds of an offering of Securities. Our ultimate use might vary substantially from what is stated in this prospectus or a prospectus supplement and the actual amount that we spend in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable prospectus supplement and will depend on a number of factors, including those referred to under “Risk Factors” and any other factors set forth in the applicable prospectus supplement. The use of proceeds allocated to working capital will be used to fund corporate, administration and business development activities in support of our research and development activities, and may vary materially from that set forth above.

We are currently incurring expenditures related to our operating activities that have generated negative operating cash flows. For the year ended December 31, 2016, our cash flows used in operating activities was approximately $97.7 million (or an average of $24.4 million per quarter). See the Annual Financial Statements and the Annual MD&A for further information. For the nine-month period ended September 30, 2017, our cash flows used in operating activities were approximately $95 million. See the Interim Financial Statements and the Interim MD&A for further information. Operating cash flows may decline in certain circumstances, many of which are beyond our control. There is no assurance that sufficient revenues will be generated in the near future, and we may continue to incur negative operating cash flows. We may need to deploy a portion of our working capital to fund negative operating cash flows or seek additional sources of funding. Accordingly, a portion of the net proceeds from an offering of Securities under this prospectus allocated to our general working capital may will be used to fund such negative cash flows.

More detailed information regarding the use of proceeds from the sale of Securities will be described in any applicable prospectus supplement. We may, from time to time, issue Securities other than under to this prospectus.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since the date of the Interim Financial Statements, except the SALP Line of Credit, as described in the SALP MCR, from which we have drawn down US$40,000,000 as of the date of this prospectus.

MARKET FOR SECURITIES

The outstanding Common Shares are traded on the TSX under the trading symbol “PLI” and are also listed on the OTCQX under the symbol “PFSCF”. On March 13, 2018, the last trading day before the date of this prospectus, the closing price of Common Shares on the TSX was $1.50 per Common Share. On March 13, 2018 the last quoted price of Common Shares on the OTCQX was US$1.17 per Common Share.

The following table sets forth the price range and total monthly trading volumes of the Common Shares as reported by the TSX for the periods indicated.

Month	High	Low	Trading Volume
March 2018 (1 to 13)	$1.52	$1.31	7,150,027
February 2018	$1.80	$1.39	17,824,813
January 2018	$1.80	$1.29	25,813,278
December 2017	$1.40	$1.22	16,178,678
November 2017	$1.48	$1.30	14,457,882
October 2017	$1.72	$1.35	15,034,203
September 2017	$1.67	$1.33	16,018,022
August 2017	$1.74	$1.12	36,760,592
July 2017	$1.70	$1.45	10,794,403
June 2017	$2.06	$1.63	17,500,617
May 2017	$2.18	$1.99	12,638,619
April 2017	$2.34	$1.98	16,027,856
March 2017	$2.50	$2.13	23,927,462
February 2017	$2.64	$2.02	32,763,040

EARNINGS COVERAGE RATIOS

The applicable prospectus supplement will describe our earnings coverage ratios as required in a prospectus supplement with respect to the issuance of Securities under such prospectus supplement.

PRIOR SALES

The applicable prospectus supplement will describe our prior sales as required in a prospectus supplement with respect to the issuance of Securities under such prospectus supplement.

RISK FACTORS

An investment in Securities is subject to a number of risks that should be carefully considered by a prospective purchaser. Before deciding whether to invest in Securities, prospective investors should carefully consider, in light of their own financial circumstances, the risks described below and in any prospectus supplement and those incorporated by reference into this prospectus and any prospectus supplement, including in the AIF under “Risks and Uncertainties related to Prometic’s Business” and those described under the “Financial Instruments” section of the Annual MD&A. See “Documents Incorporated by Reference”.

Securities are Subject to Market Price Volatility

The market price of Securities may be adversely affected by a variety of factors relating to the Corporation’s business, including fluctuations in our operating and financial results, the results of any public announcements made by us and our failure to meet analysts’ expectations. In addition, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of Securities for reasons unrelated to our performance. Additionally, the value of Securities is subject to market value fluctuations based upon factors that influence our operations, such as legislative or regulatory developments, competition, technological change, global capital market activity and changes in interest and currency rates. There can be no assurance that the market price of Securities will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

The value of Securities will be affected by the general creditworthiness of the Corporation. The AIF, the Annual MD&A and the Interim MD&A are incorporated by reference in this prospectus and discuss, among other things, known material trends and events and risks or uncertainties that are reasonably expected to have a material effect on our business, financial condition or results of operations.

The market value of Securities may also be affected by our financial results and political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges on which Securities are traded and the market segment of which we are a part.

Potential Dilution

Our articles of incorporation and by-laws allow us to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as established by our board of directors, in many cases, without the approval of our shareholders. We may issue additional Securities in subsequent offerings and on the exercise of stock options or other securities exercisable for Common Shares. We cannot predict the size of future issuances of Securities or the effect that future issuances and sales of Securities will have on the market price of Securities. Issuances of a substantial number of additional Securities, or the perception that such issuances could occur, may adversely affect prevailing market prices for Securities. With any additional issuance of Common Shares (and any conversion or exchange of any convertible or exchangeable Security), investors will suffer dilution to their voting power and we may experience dilution in earnings per share.

Forward-Looking Statements May Prove to be Inaccurate

Investors should not place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. Additional information on the risks, assumptions and uncertainties can be found in this prospectus under the heading “Forward-Looking Statements”.

We May Use the Proceeds of an Offering for Purposes Other Than Those Set Out in this Prospectus

We currently intend to allocate the net proceeds received from an offering of Securities under this prospectus as described under the heading “Use of Proceeds” in this prospectus. However, our management will have discretion in the actual application of the proceeds, and may elect to allocate proceeds differently from that described under the heading “Use of Proceeds” if it believes that it would be in the best interests of Prometic to do so if circumstances change. The failure by management to apply these funds effectively could have a material adverse effect on our business.

Negative Operating Cash Flow

We are currently incurring expenditures related to our operating activities that have generated negative operating cash flows. Operating cash flows may decline in certain circumstances, many of which are beyond our control. There is no assurance that sufficient revenues will be generated in the near future and we may continue to incur negative operating cash flows.

There is currently no market through which the Securities, other than the Common Shares, may be sold

Unless otherwise specified in an applicable prospectus supplement, Warrants, Subscription Receipts, Debt Securities and Units (other than Common Shares comprising Units) will not be listed on any securities or stock exchanges or on any automated dealer quotation system. There is currently no market through which such Securities may be sold and purchasers may not be able to resell such Securities purchased under this prospectus. This may affect the pricing of such Securities, in the secondary market, the transparency and availability of trading prices, and the liquidity of such Securities.

INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors purchasing, holding and disposing of Securities.

AGENT FOR SERVICE OF PROCESS

Each of Prof. Simon Geoffrey Best, Mr. David John Jeans, Mr. Charles Kenworthy, Dr. John Moran and Mr. Bruce Wendel, directors of Prometic, as well as Mr. Bruce Pritchard, executive officer of the Corporation, reside outside of Canada. They have appointed the following agent for service of process:

Name of Person	Name and Address of Agent
Prof. Simon Geoffrey Best	Prometic Life Sciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Quebec H7V 4B4

David John Jeans	Prometic Life Sciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Quebec H7V 4B4

Charles Kenworthy	Prometic Life Sciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Quebec H7V 4B4

Dr. John Moran	Prometic Life Sciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Quebec H7V 4B4

Bruce Wendel	Prometic Life Sciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Quebec H7V 4B4

Bruce Pritchard	Prometic Life Sciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Quebec H7V 4B4

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

INTERESTS OF EXPERTS

Certain legal matters relating to the Securities offered under this prospectus will be passed upon on behalf of the Corporation by Borden Ladner Gervais LLP. As at the date of this prospectus, the partners and associates of Borden Ladner Gervais LLP beneficially owned, directly or indirectly, less than 1% of outstanding Common Shares.

Our auditors are Ernst & Young LLP, Montreal, Quebec. Ernst & Young LLP has confirmed they are independent within the meaning of the Code of Ethics of the Ordre des Comptables Professionnels Agréés du Québec.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Common Shares is Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario M5J 2Y1.

EXEMPTIONS

If we conduct “at-the-market” distributions under this prospectus, we will submit an application for exemptive relief to the Autorité des marchés financiers (as principal regulator) and the Ontario Securities Commission pursuant to National Policy 11-203 – Process for Exemptive Relief Applications in Multiple Jurisdictions (the “Application”) for a decision providing for the required exemptions. The Application and the exemptive relief will be described in the supplement that qualifies “at-the-market” distributions.

PURCHASER’S STATUTORY RIGHTS

Unless provided otherwise in a prospectus supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement and any amendment. However, purchasers of Securities under an at-the-market distribution by the Corporation will not have the right to withdraw from an agreement to purchase Securities and will not have remedies of rescission or, in some jurisdictions, revisions of the price, or damages for non-delivery of the prospectus, because the prospectus, prospectus supplements relating to Securities purchased by the purchaser and any amendment relating to Securities purchased by purchaser will not be delivered in cases where an exemption from such delivery requirement has been obtained.

In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus, the accompanying prospectus supplement and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. Any remedies under securities legislation that a purchaser of Securities under an at-the-market distribution by the Corporation may have against the Corporation or agents for rescission or, in some jurisdictions, revisions of the price, or damages if the prospectus, prospectus supplements relating to securities purchased by a purchaser and any amendment contain a misrepresentation will remain unaffected by the non-delivery in cases where an exemption from such delivery requirement has been obtained.

In addition, original purchasers of convertible or exchangeable Preferred Shares, Subscription Receipts, Warrants (unless the Warrants are reasonably regarded by the Corporation as incidental to the applicable offering as a whole) or convertible or exchangeable Debt Securities (or Units comprised partly of such Securities) will have a contractual right of rescission against the Corporation in respect of the conversion, exchange or exercise of the convertible or exchangeable Preferred Share, Subscription Receipt, Warrant or the convertible or exchangeable Debt Security. The contractual right of rescission will be further described in the applicable prospectus supplement, but will, in general, entitle such original purchasers to receive the amount paid for, including the amount paid, if any, upon conversion, exchange or exercise of, the applicable convertible, exchangeable or exercisable security upon surrender of the underlying securities, if this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus.

In an offering of convertible or exchangeable Preferred Shares, Subscription Receipts, Warrants or convertible or exchangeable Debt Securities (or Units comprised of any such Securities), investors are cautioned that the statutory right of action for damages for a misrepresentation contained in this prospectus is limited, in certain provincial securities legislation, to the price at which convertible or exchangeable Preferred Shares, Subscription Receipts, Warrants or convertible or exchangeable Debt Securities (or Units comprised of any such Securities) are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon the conversion, exchange or exercise of the security, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

CERTIFICATE OF THE CORPORATION

Dated: March 14, 2018

This short form base shelf prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of each of the provinces of Canada.

PROMETIC LIFE SCIENCES INC.

(signed) Pierre Laurin	(signed) Bruce Pritchard
President and Chief Executive Officer	Chief Operating Officer and Chief Financial Officer

On behalf of the Board of Directors:

(signed) Simon Best	(signed) Paul Mesburis
Director	Director

C-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer (or in a similar capacity), of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding (a “Proceeding”) in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that such person’s conduct was lawful. The aforementioned individuals are entitled to the indemnification described above from the Registrant if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a Proceeding, however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

Under the CBCA, the Registrant may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of the Registrant, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the Registrant’s request.

The foregoing description is qualified in its entirety by reference to the full text of the CBCA.

By-law No. 1 of the Registrant provides that, within the limits of the CBCA, the Registrant shall indemnify a director or officer, or former director or officer, or a person who acts or has acted at the Registrant’s request as a director or officer of a body corporate, of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant, or such body corporate, if the Registrant has reasonable grounds for believing that his conduct was lawful. By-law No. 1 of the Registrant also provides that the Registrant’s directors are authorized, without consent or confirmation from the shareholders, to indemnify any director or other person who has incurred or is about to incur his liability in respect of the affairs of the Registrant, and has warranted payment by mortgage or otherwise, the payment of any loss which the director could sustain due to his commitment.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

EXHIBITS

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File Number	Exhibit	File Date
4.1	Annual Information Form, for the year ended December 31, 2018	40-F	001-39131	99.16	November 12, 2019
4.2	Audited Annual Consolidated Financial Statements, for the years ended December 31, 2018 and 2017	40-F	001-39131	99.112	November 12, 2019
4.3	Audited Annual Consolidated Financial Statements, for the years ended December 31, 2017 and 2016	40-F	001-39131	99.19	November 12, 2019
4.4	Condensed Interim Consolidated Financial Statements, for the quarter and nine months ended September 30, 2019	40-F	001-39131	99.126	November 12, 2019
4.5	Management Discussion & Analysis, for the year ended December 31, 2018	40-F	001-39131	99.113	November 12, 2019
4.6	Management Discussion & Analysis, for the quarter and the nine months ended September 30, 2019	40-F	001-39131	99.127	November 12, 2019
4.7	Material Change Report, dated February 27, 2019	40-F	001-39131	99.49	November 12, 2019
4.8	Material Change Report, dated March 28, 2019	40-F	001-39131	99.50	November 12, 2019
4.9	Material Change Report, dated April 17, 2019	40-F	001-39131	99.51	November 12, 2019
4.10	Material Change Report, dated April 24, 2019	40-F	001-39131	99.52	November 12, 2019
4.11	Material Change Report, dated May 15, 2019	40-F	001-39131	99.53	November 12, 2019
4.12	Material Change Report, dated May 22, 2019	40-F	001-39131	99.54	November 12, 2019
4.13	Material Change Report, dated June 18, 2019	40-F	001-39131	99.55	November 12, 2019
4.14	Material Change Report, dated July 4, 2019	40-F	001-39131	99.56	November 12, 2019
4.15	Material Change Report, dated October 3, 2019	40-F	001-39131	99.121	November 12, 2019
4.16	Notice of Annual and Special Meeting of Shareholders and Management Information Circular, dated May 7, 2019	40-F	001-39131	99.40	November 12, 2019
4.17	Notice of Special Meeting of Shareholders and Management Information Circular, dated September 4, 2019	40-F	001-39131	99.116	November 12, 2019
5.1+	Consent of PricewaterhouseCoopers LLP.
5.2+	Consent of Ernst & Young LLP.
6.1+	Powers of Attorney (included on the signature page of this Registration Statement).

+	Filed herewith.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laval, Province of Québec, Canada, on this 12th day of November, 2019.

LIMINAL BIOSCIENCES INC.

By:	/s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth Galbraith and Murielle Lortie, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kenneth Galbraith Kenneth Galbraith	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2019

/s/ Murielle Lortie Murielle Lortie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 12, 2019

/s/ Simon Best Simon Best	Director	November 12, 2019

/s/ Gary J. Bridger Gary J. Bridger	Director	November 12, 2019

/s/ Stefan V. Clulow Stefan V. Clulow	Director	November 12, 2019

/s/ Neil A. Klompas Neil A. Klompas	Director	November 12, 2019

/s/ Zachary J. Newton Zachary J. Newton	Director	November 12, 2019

/s/ Timothy S. Wach Timothy S. Wach	Director	November 12, 2019

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on November 12, 2019.

COGENCY GLOBAL INC.

By:	/s/ Richard Arthur

Name:	Richard Arthur
Title:	Assistant Secretary on behalf of Cogency Global Inc.